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Exhibit 2.2

                            AGREEMENT
                      OF PURCHASE AND SALE
                         BY AND BETWEEN
                ENVIRONMENTAL PLUS, INCORPORATED,
                         WAYNE FRANKLIN,
                          THOMAS GARNER
                               AND
                      MARSHALL SOUTHERLAND
                            EFFECTIVE
                          JUNE 1, 1996

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                        TABLE OF CONTENTS
                                                             Page

Section 1.     PURCHASE AND SALE OF SHARES . . . . . . . . . . .3
     1.1  Shares to be Conveyed. . . . . . . . . . . . . . . . .3
     1.2  Purchase Price . . . . . . . . . . . . . . . . . . . .4
     1.3  Terms of the Buyer's Series A Convertible Preferred
          Stock,
          $1.00 Par Value. . . . . . . . . . . . . . . . . . . .4
     1.4  Additional Buyer Shares to Selling Shareholders. . . .4
     1.5  Closing. . . . . . . . . . . . . . . . . . . . . . . .5
     1.6  Inspection and Information . . . . . . . . . . . . . .5

Section 2.     REPRESENTATIONS AND WARRANTIES
          OF THE SELLING SHAREHOLDERS. . . . . . . . . . . . . .5
     2.1  Organization and Corporate Power . . . . . . . . . . .5
     2.2  Due Authorization; Effect of Transaction . . . . . . .6
     2.3  Financial Statements . . . . . . . . . . . . . . . . .7
     2.4  Employment Arrangements. . . . . . . . . . . . . . . .7
     2.5  Contracts and Arrangements . . . . . . . . . . . . . .7
     2.7  Litigation and Compliance with Laws. . . . . . . . . 10
     2.8  Dividends and Distributions. . . . . . . . . . . . . 10
     2.9  Extraordinary Events . . . . . . . . . . . . . . . . 11
     2.10 Tax Returns. . . . . . . . . . . . . . . . . . . . . 11
     2.11 Adverse Restrictions . . . . . . . . . . . . . . . . 12
     2.12 Liabilities. . . . . . . . . . . . . . . . . . . . . 12
     2.13 Material Information . . . . . . . . . . . . . . . . 13
     2.14 Capitalization . . . . . . . . . . . . . . . . . . . 13
     2.15 Certain Transactions . . . . . . . . . . . . . . . . 13
     2.16 No Governmental Authorizations or Approvals Required 14
     2.17 Continuing Representations . . . . . . . . . . . . . 14

Section 3.     REPRESENTATIONS AND WARRANTIES OF BUYER . . . . 14
     3.1  Organization and Corporate Power . . . . . . . . . . 14
     3.2  Due Authorization; Effect of Transaction . . . . . . 14
     3.3  Reservation and Status of Buyer's Common Stock . . . 15
     3.4  Investment Representation. . . . . . . . . . . . . . 15
     3.5  Continuing Representation. . . . . . . . . . . . . . 15

Section 4.     DESTRUCTION OF ASSETS . . . . . . . . . . . . . 15

Section 5.     COVENANTS . . . . . . . . . . . . . . . . . . . 16

Section 6.     CONFIDENTIALITY . . . . . . . . . . . . . . . . 16

Section 7.     EXPENSES. . . . . . . . . . . . . . . . . . . . 17

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Section 8.     NATURE AND SURVIVAL OF REPRESENTATIONS,
               WARRANTIES AND COVENANTS: ENTIRE AGREEMENT. . . 17

Section 9.     WAIVERS; AMENDMENTS; FURTHER AGREEMENTS . . . . 18

Section 10.    ASSIGNMENT; SUCCESSORS AND ASSIGNS. . . . . . . 19

Section 11.    OTHER OFFERS. . . . . . . . . . . . . . . . . . 19

Section 12.    SEVERABILITY. . . . . . . . . . . . . . . . . . 19

Section 13.    COUNTERPARTS. . . . . . . . . . . . . . . . . . 20

Section 14.    SECTION AND OTHER HEADING . . . . . . . . . . . 20

Section 15.    NOTICES . . . . . . . . . . . . . . . . . . . . 20

Section 16.    GENDER. . . . . . . . . . . . . . . . . . . . . 21

Section 17.    TEXAS LAW TO GOVERN . . . . . . . . . . . . . . 21

Section 18.    TEXAS COURTS. . . . . . . . . . . . . . . . . . 21

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     AGREEMENT made as of June 1, 1996, by and between
Environmental Plus, Inc. (formerly known as Kinlaw Energy Partners Corporation) (hereinafter called "Buyer"), Wayne Franklin, an individual, ("Franklin"), Thomas Garner, an individual ("Garner") and Marshall Southerland, an individual, ("Southerland"), (collectively sometimes hereafter referred to as "Selling Shareholders").
                      W I T N E S S E T H:
     WHEREAS, the Selling Shareholders presently own of record and beneficially 10,000 shares of common stock, par value $.01 per share (hereinafter the "Shares"), of FIRE ZAP, INC., a Texas corporation, (hereinafter "FZI"), which Shares represent approximately 100% of FZI's issued and outstanding shares of Common Stock; and
     WHEREAS the parties hereto desire to enter into an agreement providing that Selling Shareholders will sell and deliver to Buyer, and providing that Buyer will acquire from Selling Shareholders, the Shares;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer and the Selling Shareholders do hereby covenant and agree as follows:
     Section 1.     PURCHASE AND SALE OF SHARES.
          1.1 Shares to be Conveyed. Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth, at the Closing (as defined in Section 1.5), the Selling Shareholders agree to sell and deliver to Buyer and Buyer agrees to purchase from the Selling Shareholders the Shares.
          1.2 Purchase Price. Franklin is the record and beneficial owner of 3,333 of the Shares, Garner is the record and beneficial owner of 3,334 of the Shares, and Southerland
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is the record and beneficial owner of 3,333 of the Shares.  Each
Selling Shareholder shall receive as consideration for the Shares he owns the delivery of 150,000 shares of EPI Series A Convertible Preferred Stock, $1.00 par value (the "Preferred Stock"), issued by Buyer which shall have the characteristics and rights as set forth in Section 1.3 herein; the agreement of Buyer to issue up to an aggregate additional 450,000 shares of Buyer's Series A Convertible Preferred Stock, $1.00 par value, in accordance with the provisions set forth in Section 1.4 herein.
          1.3 Terms of the Buyer's Series A Convertible Preferred Stock, $1.00 Par Value. Each share of Preferred Stock will, at the option of the Selling Shareholders, be convertible into one share of Buyer's common stock. Buyer may, upon written thirty (30) day notice delivered to Selling Shareholders prior to the time of conversion of such Stock into Buyer's common stock, repurchase such preferred stock for cash equal to two (2) times the par value of such Preferred Stock. Shareholders may convert the Preferred Stock into shares of common stock of Buyer at any time after the date of issue. In the event Buyer delivers written notice to Selling Shareholders of its intent to repurchase the Preferred Stock, Selling Shareholders will have twenty (20) days to deliver written notice to Buyer of their intent to convert the Preferred Stock into Buyer's common stock.
          1.4 Additional Buyer Shares to Selling Shareholders. If the total net revenues for the twelve months ending June 1, 1997 from sale of FZI products and services exceeds $900,000, Buyer shall issue and deliver to the Selling Shareholders an additional 450,000 shares of Buyer's Preferred Stock.
          1.5 Closing. The sale and delivery and the purchase and acceptance of the Shares (the "Closing"), shall take place at the office of Hill, Held & Metzger, L.L.P., 3878 Oak
Lawn Avenue, Dallas, Texas 75219, at 11:00 o'clock a.m. on the Closing Date, which shall be June 30, 1996 (or any other date, place or time prior to June 30, 1996 agreed upon by the parties hereto) being herein called the "Closing Date". At the Closing, Buyer shall deliver to each Selling Shareholder 150,000 shares of Preferred Stock issued in the name of each Selling Shareholder, against delivery by each Selling Shareholder of a certificate or certificates duly endorsed to Buyer representing the Shares.
          1.6 Inspection and Information. Buyer may, through its representatives, accountants and attorneys, make such investigation of the business, properties and assets and of the financial and legal condition of FZI as it may deem necessary or advisable and Selling Shareholders agree to make available to such persons such of FZI's books, tax returns, records and other data as may from time to time be reasonably requested; provided, however, that such investigation shall be made only at reasonable hours and so as not to interfere with FZI's operations. Selling Shareholders further agree to furnish Buyer with such financial and operating data and other information with respect to FZI's business, properties and assets and financial and legal condition as Buyer or its representatives, accountants and attorneys shall from time to time reasonably request.
     Section 2.     REPRESENTATIONS AND WARRANTIES OF
               THE SELLING SHAREHOLDERS.
     The Selling Shareholders, jointly and severally, represent, warrant, covenant and agree that:
          2.1 Organization and Corporate Power. FZI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it maintains assets
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or conducts business, with full power and authority (corporate and other) to own, lease and operate its properties and to carry on the business in which it is engaged. From the date of this Agreement until the Closing, FZI will not amend either its articles of incorporation or by-laws.
          2.2 Due Authorization; Effect of Transaction. The Shares to be sold to the Buyer are owned by Selling Shareholders free and clear of any liens or encumbrances. Upon consummation of the transactions contemplated hereby the Buyer will own the Shares free and clear of all liens and encumbrances subject to certain investment restrictions set forth in Section 3.4 hereof. No provision of FZI's certificate of incorporation or by-laws, or of any agreement, indenture, instrument or understanding, or any judgment, decree, rule or regulation, to which FZI or the Selling Shareholders are a party or by which it or they are bound, has been or will be violated by the execution and delivery by the Selling Shareholders of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon the Selling Shareholders' part to be performed or satisfied, or the consummation of all transactions contemplated hereby. The execution and delivery of this Agreement by the Selling Shareholders and the consummation of the transactions contemplated hereby do not require the approval of FZI's Board of Directors or its shareholders. This Agreement will upon execution and delivery be a legal, valid and binding obligation of the Selling Shareholders, enforceable in accordance with its terms.
          2.3 Financial Statements. The Shareholders have delivered to Buyer a balance sheet of FZI as at Section 2.4, with related statements of operations, stockholders' equity and changes in financial position ("Financial Statements").
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     All of the Financial Statements are true, correct and
complete, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods (except as set forth in such notes or statements), and fairly present the financial condition of FZI and the results of its operations as at the dates thereof or throughout the periods covered thereby. The Financial Statements reflect or provide for all claims against, debts and liabilities of FZI, fixed, contingent or other, as at the dates thereof; and except as set forth in the Financial Statements, there has not been any change between the date of the most recent Financial Statements and the date of this Agreement which has affected materially or adversely the business or properties or condition, financial or other, or results of operation of FZI, and no fact or condition exists or, to the knowledge of the Selling Shareholders, is contemplated or threatened, which might cause any such change at any time in the future.
          2.4 Employment Arrangements. Other than the Management Agreement dated February 19, 1996 between Wayne Franklin, Tom Garner and Marshall Southerland, FZI does not have any obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting agreements, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan or other employee contract.
          2.5 Contracts and Arrangements. FZI does not have any contract, agreement or arrangement, written or otherwise, including, without limitation, any commitment or obligation, contingent or otherwise, under any contract, agreement or arrangement (i) for the purchase or sale of supplies, services or other items in excess of $0.0 in the aggregate, (ii) for the purchase sale or lease of any equipment or machinery in excess of $0.0 in the aggregate, (iii) for or with respect to any franchise or license arrangement, or
(iv) for the performance of service for others in excess of $0.0 in the aggregate. From the date hereof until the Closing Date, FZI will not amend or terminate or will not enter into any such contract, agreement or arrangement other than in the ordinary course of business. FZI has performed all obligations required to be performed under any contract, agreement or arrangement and is not in breach or default or in arrears in any material respect or in any other respect which would permit the other party to cancel such contract or arrangement under the terms thereof.
     2.6 Ordinary Course of Business. FZI, from June 1, 1996 to the date hereof, and until the Closing Date,
     (a) has operated, and will continue to operate, its business in the normal, usual and customary manner in the ordinary and regular course of business;
     (b) has not sold or otherwise disposed of, and will not sell or otherwise dispose of or contract to sell or otherwise dispose of, any of its properties or assets, other than property sold or otherwise disposed of in the ordinary course of business;
     (c)  except in each case in the ordinary course of business,
               (i) has not amended or terminated and will not amend or terminate any outstanding lease, contract or agreement;
               (ii) has not incurred and will not incur any obligations or liabilities (fixed, contingent or other); and
               (iii) has not entered and will not enter into any commitments in excess of $0.0 in the aggregate; and
     (d) has not made and will not make any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements not in excess of $0.0 in the aggregate;
     (e) has not discharged or satisfied, and will not discharge or satisfy, any lien or encumbrance or paid and will not pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, and commitments under leases existing on that date or incurred since that date in the ordinary course of business;
     (f) has not mortgaged, pledged or subjected to, and will not mortgage, pledge or subject to, a lien or any other encumbrance any of its assets, tangible or intangible except in each case in the ordinary course of business;
     (g) has not sold or transferred, and will not sell or transfer, any tangible asset or cancelled and will not cancel any debts or claims except in each case in the ordinary course of business;
     (h) has not increased, and will not increase the number of employees or compensation payable or to become payable to any of its officers, employees, or agents except in the ordinary course of business;
     (i) has not suffered, and will not suffer, any material damage, destruction or loss (whether or not covered by insurance);
     (j) has not waived, and will not waive, any rights of substantial value;
     (k) has not entered into, and will not enter into, any other transactions which individually or in the aggregate are material to FZI other than in the ordinary course of business.
          2.7 Litigation and Compliance with Laws. Neither FZI nor any one of the Selling Shareholders has been subject to, or engaged in, at any time during the past five (5) years, any litigation or legal or other actions, suits, arbitrations, proceedings or investigations, at law or in equity or admiralty, or before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code), in connection with their own affairs or the business or affairs or properties or assets of FZI. FZI is and at all times since its inception has been in compliance in all material respects with all laws and governmental rules and regulations, domestic or foreign, and all requirements of insurance carriers, applicable to its business or affairs or properties or assets. Neither FZI nor the Selling Shareholders are in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of FZI's business affairs.
          2.8 Dividends and Distributions. From June 1, 1996 to the date hereof, FZI has not, and on or prior to the Closing Date, FZI will not have, declared or paid any dividends or declared or made any distribution whatsoever to its stockholders, either in cash, stock or other property, through purchases or redemptions of stock or otherwise.
          2.9 Extraordinary Events. From June 1, 1996 to the date hereof, neither the business nor properties nor condition, financial or other, nor results of operations of FZI have been materially and adversely affected in any way as the result of any fire, explosion, accident, casualty, labor disturbance, requisition or taking of property by any governmental body or agency, flood, embargo, or Act of God or other public enemy, or cessation, interruption or diminution of operations, whether or not covered by insurance.
          2.10 Tax Returns. FZI has in accordance with applicable law filed all federal, state, county and local income, sales, use, occupation, excise, franchise and any other tax returns and all real and personal property tax returns which are required to be filed and the provision for taxes shown on the most recent balance sheet referred to in Section 2.3 was sufficient to satisfy all taxes of any kind of FZI, including interest and penalties in respect thereof, whether disputed or not, and whether accrued, contingent, due, absolute, deferred or other, for all periods ended on or prior to the date of such balance sheet. FZI has paid all taxes which have become due pursuant to such returns or otherwise and has paid all installments of estimated taxes due. All taxes and other assessments and levies which FZI is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. As of the date hereof no tax liabilities have been assessed or proposed which remain unpaid, and FZI has not signed any extension agreement with the Internal Revenue Service. The Selling Shareholders are not aware of any basis upon which any assessment for a material amount of additional federal income taxes could be made against FZI. The information shown on the federal income tax returns of FZI is true, accurate and complete and fairly reflects the information purported to be shown.
          2.11 Adverse Restrictions. FZI is not subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which now or at any time in the future could affect materially and adversely the business or properties or condition, financial or other, or results of operations of FZI. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder are not events which of themselves or with the giving of notice or the passage of time or both, could constitute, on the part of either the Selling Shareholders or FZI, a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, any judgment, law or regulation, or of FZI's certificate of incorporation or bylaws, any agreement, indenture or instrument to which either the Selling Shareholders or FZI is a party or by which either is bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of FZI and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration of the due date of any obligation of FZI.
          2.12 Liabilities. FZI does not at the date hereof, and will not on the Closing Date, have any liabilities of any nature, known or unknown, whether absolute, fixed, contingent or otherwise, except as set forth in the most recent balance sheet referred to in
Section 2.3, other than liabilities subsequently incurred in the ordinary course of business. FZI is not in breach or default or in arrears in respect of the terms or conditions of any such liabilities and no waiver or forbearance has been granted by any holder of any such liability with respect to any such liability. From the date hereof until Closing, Selling Shareholders shall notify Buyer in writing, within five (5) days after the occurrence of the event, of any loans against any lines of credit of FZI or any other loans incurred by FZI.
          2.13 Material Information. Neither this Agreement (including the Financial Statements) nor any certificate or other information or document furnished or to be furnished by the Selling Shareholders to Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.
          2.14 Capitalization. The capitalization of FZI is $1,000, and all of the outstanding capital stock of FZI is duly authorized and validly issued, fully paid and nonassessable. The holders of FZI's Common Stock have no preemptive or other stock acquisition rights. Between the date hereof and the Closing, FZI will not issue or sell or purchase or agree to issue or sell or purchase any Common Stock or any other security of FZI (including, without limitation, any option, right or warrant to purchase any Common Stock or other security) without the prior written consent of Buyer. FZI does not have outstanding and has not agreed to issue or sell any options, rights, warrants, calls or other commitments (either in the form of convertible securities or otherwise) pursuant to which the holder thereof has or will have the right to purchase or otherwise acquire any common stock or any other security of FZI. To the knowledge and belief of the Selling Shareholders no person, firm, corporation or other entity, other than the Selling Shareholders, owns, or controls with power to vote, any shares of the Common Stock or any class of outstanding capital stock of FZI.
          2.15 Certain Transactions. Neither the Selling Shareholders nor affiliate thereof is presently a party to any transaction with FZI including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any one of the Selling Shareholders or any corporation, partnership, trust or other entity in which any one of the Selling Shareholders or affiliate has an equity interest, directly or indirectly, or is an officer, director, trustee or partner.
          2.16 No Governmental Authorizations or Approvals Required. No consent, authorization or approval of, or filing with any governmental agency, authority or other body or any third party will be required in connection with the execution and delivery of this Agreement or the sale of the Shares by the Selling Shareholders.
          2.17 Continuing Representations. The representations and warranties of the Selling Shareholders herein contained shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.
     Section 3.     REPRESENTATIONS AND WARRANTIES OF BUYER.
     Buyer represents, warrants, covenants and agrees that:
          3.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority (corporate and other) to execute and deliver and to carry out the transactions contemplated by this Agreement.
          3.2 Due Authorization; Effect of Transaction. No provision of Buyer's certificate of incorporation or by-laws, or of any agreement, instrument or understanding, or any judgment, decree, rule or regulation, to which Buyer is a party or by which it is bound, has been or will be violated by the execution by Buyer of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance and satisfaction have been duly obtained. This Agreement will upon execution and delivery be a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.
          3.3 Reservation and Status of Buyer's Common Stock. The Buyer will, prior to the Closing Date, have authorized and reserved for issuance sufficient shares of its common stock, $.001 par value per share, to be issued pursuant to Sections 1.3 and 1.4 of this Agreement. Such shares, upon issuance, will be duly and validly authorized and issued and outstanding, fully paid and nonassessable.
          3.4 Investment Representation. Buyer, at the date of this Agreement, represents and warrants that, the Shares will be acquired by Buyer for its own account for investment and not with a view to or for sale in connection with any distribution thereof or with any present intention of selling or distributing all or any part thereof. Buyer further represents and warrants that none of the Shares sold to it pursuant to this Agreement will be offered, sold, assigned, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.
          3.5 Continuing Representation. The representations and warranties of Buyer herein contained shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.
     Section 4.     DESTRUCTION OF ASSETS.
     If, prior to the Closing Date any substantial part of the properties and assets of FZI, taken as a whole, is destroyed or damaged by fire or other casualty (whether or not such destruction or damage is covered by insurance), then at the election of Buyer, upon delivery of Buyer's notice to the Selling Shareholders within five (5) business days of receipt of the Selling Shareholder's notice of such occurrence, this Agreement and all obligations of the parties hereunder may be terminated forthwith.
     Section 5.     COVENANTS.
     The Selling Shareholders hereby agree as follows:
     (a) Non-compete. During such time as Selling Shareholders are holders of the securities of Buyer and/or during such time as Selling Shareholders remain as employees of FZI, whichever is longer, and for a period of six (6) months thereafter, the Selling Shareholders will not contact, either directly or indirectly, whether by telephone, correspondence or otherwise, whether for the purposes of solicitation or competition any customers or clients of Buyer or FZI for the purpose of soliciting, enticing, offering or selling whether directly or indirectly any services or goods sold or offered by Buyer or FZI.
     (b) Conduct of FZI Business. Selling Shareholder and FZI shall at all times conduct FZI's business under the name of FZI. All FZI products and services shall bear the name FZI.
     Section 6.     CONFIDENTIALITY.
     Whether or not the transactions contemplated hereby are consummated, each of the parties hereto agrees to use its best efforts to keep confidential any and all information and data with respect to the other party which it has received as a result of any investigation made in connection with this Agreement and which is not otherwise available to the parties; provided, however, that notwithstanding the foregoing each of the parties hereto shall be free to disclose any such information or data (a) to the extent required by applicable law and (b) during the course of or in connection with any litigation, arbitration or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated. All press releases and any documents to be filed with any government agencies in connection with the transactions contemplated by this Agreement shall be approved in form and content by counsel for Buyer and Selling Shareholders before being released to the press or filed with any government agencies.
     Section 7.     EXPENSES.
     The Selling Shareholders and Buyer shall each pay its own expenses incident to the preparation and carrying out of this Agreement, including all fees and expenses of counsel (whether or not referred to by name herein) and accountants for all activities of such counsel and accountants undertaken pursuant to the subject matter of this Agreement, whether or not the transactions contemplated hereby are consummated.
     Section 8. NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS: ENTIRE AGREEMENT.
     Neither the Selling Shareholders nor Buyer shall be liable or bound in any manner by expressed or implied representations, warranties, covenants, agreements or indemnifications pertaining to the subject matter of this Agreement, or any other matter whatsoever, made or furnished by any agent, employee, servant, or other person representing or purporting to represent the Selling Shareholders or Buyer unless such representations, warranties, covenants, agreements or indemnifications are expressly and specifically set forth herein or in any certificate or other document delivered pursuant to the provisions of this Agreement. Buyer and the Selling Shareholders agree that this Agreement, including the Disclosure Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto. The representations, warranties, covenants, agreements and indemnifications provided for in this Agreement shall survive the Closing as hereinafter set forth and be unaffected by any investigation made by or on behalf of any party hereto.
     Section 9.     WAIVERS; AMENDMENTS; FURTHER AGREEMENTS.
     Any waiver of any term or condition or of the breach of any covenant, representation or warranty of this Agreement, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.
     This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.
     Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further actions as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.
     Section 10.    ASSIGNMENT; SUCCESSORS AND ASSIGNS.
     This Agreement shall not be assignable by either party without the written consent of the other except that Buyer shall have the right to designate a subsidiary to receive the Shares and to assume Buyer's obligations hereunder. However, in such event, Buyer shall not be released from its obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     Section 11.    OTHER OFFERS.
     From the date of this Agreement until Closing, Selling Shareholders warrant, represent and agree that neither they nor any agent on their behalf will offer to sell any of the Shares or will solicit any offer to buy the Shares or will approach or negotiate in respect thereof with, any person or entity, other than Buyer. In the event that the Selling Shareholders and/or FZI receive prior to Closing an offer from a third party either orally or in writing to acquire from the Selling Shareholders all of the FZI Shares which they own or an offer to acquire all the outstanding Shares of Common
Stock of FZI or all of FZI's assets and properties, whether by merger or otherwise, the Selling Shareholders shall within twenty-four (24) hours of the receipt of such offer advise Buyer in writing of the offer.
     Section 12.    SEVERABILITY.
     If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstances shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.
     Section 13.    COUNTERPARTS.
     This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.
     Section 14.    SECTION AND OTHER HEADING.
     The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     Section 15.    NOTICES.
     All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, certified mail, return receipt requested:
     (a)  TO THE BUYER:  If to the Buyer, to:

          J.D. Davenport
          President
          Environmental Plus, Incorporated
          2995 LBJ Freeway
          Suite 200
          Dallas, Texas 75234

     (b)  TO SELLING SHAREHOLDERS:  If to Selling Shareholders, to:

          Thomas Garner
          3445 Highland Road
          Dallas, Texas 75228
and/or to such other person(s) and address(es) as either party shall have specified in writing to the other.
     Section 16.    GENDER.
     Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.
     Section 17.    TEXAS LAW TO GOVERN.
     This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Texas.
     Section 18.    TEXAS COURTS.
     Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located within the State of Texas as provided by law; and the parties consent to the jurisdiction of said court or courts located within the State of Texas and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

     IN WITNESS WHEREOF, the Selling Shareholders and Buyer have caused this Agreement to be executed on this _____ day of
November, 1996, effective the 1st day of June, 1996.
Attest:                       ENVIRONMENTAL PLUS, INC.

----------------------------  By /s/ J.D. Davenport
                                 ----------------------------------


                              SELLING SHAREHOLDERS:



                              By /s/ Wayne Franklin
                                 ----------------------------------


                              By /s/ Marshall Southerland
                                 ----------------------------------



                              By /s/ Tom Garner
                                 ----------------------------------